Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 20, 2019 (except Notes 10, 18 and 19, as to which the date is November 15, 2019), in the Registration Statement (Form F-1 No. 333-234408) and the related Prospectus of AnPac Bio-Medical Science Co., Ltd. dated November 15, 2019.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

November 15, 2019